Exhibit 3.1

Ontario

Ministry of Public and Business Service Delivery
Ministère des Services au public et aux entreprises

Certificate of Amendment

Certificat de modification

Business Corporations Act

Loi sur les sociétés par actions

LI-CYCLE HOLDINGS CORP.

Corporation Name / Dénomination sociale

5051214

Ontario Corporation Number / Numéro de société de l'Ontario

This is to certify that these articles are effective on

La présente vise à attester que ces statuts entreront en vigueur le

June 03, 2024 / 03 juin 2024

V. Quintanilla W.

Director / Directeur

Business Corporations Act / Loi sur les sociétés par actions

The Certificate of Amendment is not complete without the Articles of Amendment

Certified a true copy of the record of the Ministry of Public and Business Service Delivery.

V. Quintanilla W.

Director/Registrar

Ce certificat de modification n'est pas complet s'il ne contient pas les statuts de modification

Copie certifiée conforme du dossier du ministère des Services au public et aux entreprises.

V. Quintanilla W.

Directeur ou registrateur

BCA - Articles of Amendment - LI-CYCLE HOLDINGS CORP. - OCN:5051214 - June 03, 2024 Ministry of Public and Business Service Delivery Articles of Amendment Business Corporations Act Corporation Name (Date of Incorporation/Amalgamation) LI-CYCLE HOLDINGS CORP. (August 10, 2021) 1. The name of the corporation is changed to: Not amended 2. The number of directors or the minimum/maximum number of directors are amended as follows: Not amended 3. The articles are amended as follows: A. Restrictions, if any, on business the corporation may carry on or on powers the corporation may exercise. If none, enter “None”: Not amended B. The classes and any maximum number of shares that the corporation is authorized to issue: 1. To consolidate the issued and outstanding common shares of the Corporation on the basis of one post-consolidation common share for every eight pre-consolidation common shares. 2. Any fractional common shares of the Corporation resulting from the consolidation of the common shares will be deemed, immediately after the consolidation of the common shares, to have been tendered by the holder thereof to the Corporation for cancellation, and cancelled by the Corporation for no consideration. The endorsed Articles of Amendment are not complete without the Certificate of Amendment. Certified a true copy of the record of the Ministry of Public and Business Service Delivery. Director/Registrar, Ministry of Public and Business Service Delivery Page 1 of 2

BCA - Articles of Amendment - LI-CYCLE HOLDINGS CORP. - OCN:5051214 - June 03, 2024 C. Rights, privileges, restrictions and conditions (if any) attaching to each class of shares and directors’ authority with respect to any class of shares which may be issued in series. If there is only one class of shares, enter “Not Applicable”: Not amended D. The issue, transfer or ownership of shares is/is not restricted and the restrictions (if any) are as follows. If none, enter “None”: Not amended E. Other provisions: Not amended 4. The amendment has been duly authorized as required by sections 168 and 170 (as applicable) of the Business Corporations Act. 5. The resolution authorizing the amendment was approved by the shareholders/directors (as applicable) of the corporation on: May 23, 2024 The articles have been properly executed by the required person(s). The endorsed Articles of Amendment are not complete without the Certificate of Amendment. Certified a true copy of the record of the Ministry of Public and Business Service Delivery. Director/Registrar, Ministry of Public and Business Service Delivery Page 2 of 2